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                                                                     EXHIBIT 4.6

                            WINK COMMUNICATIONS, INC.


                            CONSENT AND AMENDMENT OF
                            INVESTOR RIGHTS AGREEMENT


     This Consent and Amendment of Investor Rights Agreement (the "Agreement") is effective as of January __, 2001 by and among Wink Communications, Inc., a Delaware corporation (the "Company"), [TVG-WINK SUB, INC], a Delaware corporation ("TVG"), and those stockholders of the Company (the "Existing Investors") who are parties to the Fourth Amended and Restated Investor Rights Agreement dated as of June 30, 1999, as amended to date (the "Rights Agreement").

     WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to issue to TVG (i) up to 100,000 shares of Common Stock of the Company (subject to appropriate adjustments in the event of any stock split, dividend, recombination, recapitalization and the like) (the "TVG Shares") and (ii) warrants to purchase up to a maximum of 150,000 shares of Common Stock of the Company (subject to appropriate adjustments in the event of any stock split, dividend, recombination, recapitalization and the like) (the "TVG Warrants") in connection with the entering into of the Integration Agreement dated January 31, 2001 between the Company and TVG;

     WHEREAS, the Company desires, and the Board of Directors has determined that it is in the best interests of the Company and its stockholders, to grant certain registration rights to TVG in connection with the TVG Warrants and TVG Shares;

     WHEREAS, in order to grant registration rights in connection with the issuance of the TVG Warrants and TVG Shares, the Company wishes to amend the terms of the Rights Agreement;

     WHEREAS, Section 5.2 of the Rights Agreement provides for waiver, modification or amendment of certain provisions therein with the written approval of the holders of a majority of the Registrable Securities (as defined in the Rights Agreement);

     NOW, THEREFORE, the parties agree as follows:

     1. GRANT OF RIGHTS AND AMENDMENT OF AGREEMENTS. The Company hereby grants to TVG, in connection with the issuance of the TVG Warrants and TVG Shares, all registration rights granted to the "Investors" (as defined in the Rights Agreement) under Section 2 of the Rights Agreement. Furthermore, the Rights Agreement is hereby amended such that TVG shall be each treated as an "Investor" and "Holder" thereunder with respect to the TVG Warrants and TVG Shares and any shares issued or issuable upon exercise of the TVG Warrants for all purposes of
Section 2, as amended hereby. In particular, TVG's rights shall not be subordinate under Section 2.7 of the Rights Agreement to the rights of any other Holder under the Rights Agreement.

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     2. CONSENT TO AMEND, AND AMENDMENT OF, THE RIGHTS AGREEMENT.

          (a) The Company and the Existing Investors hereby consent to the addition of a definition of "TVG Warrants" to Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

               "TVG Warrants" shall mean the warrant or warrants to purchase an aggregate of up to a maximum of 150,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock split, dividend, recombination, recapitalizations and the like) issued or to be issued to [TVG WINK SUB INC.] ("TVG") pursuant to that certain Common Stock and Warrant Issuance Agreement dated January __, 2001 between the Company and TVG.

          (b) The Company and the Existing Investors hereby consent to the addition of a definition of "TVG Shares" to Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows

               "TVG Shares" shall mean up to a maximum of 100,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock split, dividend, recombination, recapitalizations and the like) issued or to be issued to TVG pursuant to that certain Common Stock and Warrant Issuance Agreement dated January __, 2001 between the Company and TVG.

          (c) The Company and the Existing Investors hereby consent to the addition of a definition of "Warrantholders" to Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

               "Warrantholders" shall mean, collectively, the holders of the Benchmark Warrants, the EGI Warrants, the CBS Warrants, the Disney Warrant, the GECC Warrant, the Microsoft Warrant, the Adelphia Warrants, the EchoStar Warrant, the TVG Warrants, the Thomson Warrant, the Vulcan Warrant and the holders of any future issuances of warrants to purchase Common Stock of the Company pursuant to commercial and equity agreements approved by the Board of Directors with additional partners who may provide deployment and/or operation services to the Company.

          (d) The Company and the Existing Investors hereby consent to the amendment of the definition of "Purchaser" contained in Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

               "Purchaser" means all Prior Investors, each Series D Investor, the Warrantholders and each holder of TVG Shares.


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          (e) The Company and the Existing Investors hereby consent to the amendment of the definition of "Purchasers" contained in Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

               "Purchasers" means all Prior Investors, each Series D Investor, the Warrantholders and each holder of TVG Shares, referred to collectively.

          (f) The Company and the Existing Investors hereby consent to the amendment of the definition of "Registrable Securities" contained in Section 1.1 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

               "Registrable Securities" means (i) the Conversion Stock, (ii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock or other securities issued or issuable pursuant to the conversion of the Preferred upon any stock split, stock dividend, recapitalization, or similar event (a "Recapitalization"), or any Common Stock otherwise issued or issuable with respect to the Preferred, (iii) with respect to Section 2 herein (other than Sections 2.4, 2.6 and 2.7), the shares of Common Stock of the Company issued or issuable upon conversion of the Preferred Stock issued or issuable upon exercise of the Lender Warrant, (iv) the Common Stock of the Company issued or issuable upon exercise of the Benchmark Warrants, the EGI Warrants, the CBS Warrants, the Disney Warrant, the GECC Warrant, the Microsoft Warrant, the Adelphia Warrants, the EchoStar Warrant, the TVG Warrants, the Thomson Warrant and the Vulcan Warrant, (v) the TVG Shares and (vi) any future issuances of Common Stock and/or warrants to purchase Common Stock of the Company pursuant to commercial and equity agreements approved by the Board of Directors with additional partners who may provide deployment and/or operation services to the Company; provided, however, that shares of Common Stock or other securities shall be treated as Registrable Securities only if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, whether in a registered offering, Rule 144 transaction or otherwise, or (B) sold or are available for sale, in the written opinion of counsel to the Company, in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, such that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

          (g) The Company and the Existing Investors hereby consent to the amendment of Section 2.14 (iii)(D) of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement to add the underlined text as indicated following:

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          2.14 (iii)(D) "such transferee is a corporation, partnership, or limited liability entity and in such case, an affiliate (within the meaning of Rule 501(b) of the Securities Act) of GECC or NBC or TVG."

          (h) The Company and the Existing Investors hereby consent to the addition of a new Section 2.6B to the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities shall amend the Rights Agreement, which new section shall grant TVG certain additional rights to request registration of the shares of Common Stock issuable upon exercise of the TVG Warrants as follows:

          2.6B REGISTRATION ON FORM S-3 FOR TVG.

          (a) Commencing on June 30, 2002, TVG or its permitted transferees pursuant to Section 2.14 hereof may request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities held by TVG, provided that the reasonably anticipated aggregate offering price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and provided further that the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering. If TVG makes such a request, the Company shall use diligent efforts to cause such Registrable Securities to be registered for such offering on such form within sixty (60) days of TVG's request and to cause such Registrable Securities to be qualified in such jurisdictions as TVG may reasonably request; provided, however, that the Company shall not be required to effect more than one registration under this Section 2.6B. The substantive provisions of Section 2.4(b) shall be applicable to any registration initiated under this Section 2.6A.

          (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.6B: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Company, within ten (10) days of the receipt of TVG's request, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to TVG a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, in which case the Company's obligation to file a registration


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     statement shall be deferred for a period not to exceed one hundred twenty
     (120) days from the receipt of the request to file such registration by TVG.

          (i) The Company and the Existing Investors hereby consent to the amendment of Section 5.2 of the Rights Agreement, and acknowledge that the execution of this Consent and Amendment by the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) shall so amend the Rights Agreement, as follows:

          5.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein and therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Registrable Securities may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof, except that any such waiver, modification or amendment that affects a Purchaser in a manner or to an extent more adverse than any other Purchaser shall require the prior written consent of such Purchaser. Notwithstanding the foregoing, this Agreement may be amended with only the Company's prior written consent for the sole purpose of including under this Agreement and granting registration rights set forth in Section 2 hereof to additional persons or entities with whom the Company may enter into commercial and equity agreements similar in scope to the agreements between the Company and TVG.

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     3. COUNTERPARTS.

          This Agreement may be signed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.


COMPANY                                      EXISTING INVESTOR

WINK COMMUNICATIONS, INC.                    ___________________________________
                                             Print Name of Investor



By: ___________________________________      By: _______________________________

Name: _________________________________      Name: _____________________________

Title: ________________________________      Title: ____________________________



[TVG WINK SUB INC.]



By: ___________________________________

Name: _________________________________

Title: ________________________________




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